Lake Shore Bancorp, Inc. 8-K

Exhibit 99.1

Lake Shore Bancorp, Inc.	Investor/Media Contact:
128 East Fourth Street	Rachel A. Foley
Dunkirk, New York 14048	Chief Financial Officer
(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc. Announces Increased Earnings for Second Quarter and Six Months ended June 30, 2011

DUNKIRK, N.Y. — July 28, 2011 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced second quarter 2011 net income of $1.0 million, or $0.17 per diluted share, an increase of 52.1% compared to net income of $649,000, or $0.11 per diluted share, for the second quarter of 2010.  In addition, net income for the six months ended June 30, 2011 was $1.9 million, or $0.34 per diluted share, an increase of 41.4% from $1.4 million, or $0.24 per diluted share, for the six months ended June 30, 2010.

Highlights – Second Quarter and First Half of 2011

●	Earnings per share of $0.17, an increase of 54.5% compared to $0.11 per share for the second quarter of 2010

●	Net interest income of $3.8 million increased 11.5% compared to the prior year quarter

●	Net interest margin improved by 13 basis points to 3.37%, compared to the linked first quarter of 2011

●	Return on average equity measured 6.74%, an increase of 214 basis points compared to the prior year quarter

●	The Bank’s nonperforming loans to total loans ratio of 0.92% remained significantly below the industry average

●	Total assets of $483.4 million, a 0.9% increase since December 31, 2010

●	Return on average assets of 0.81% for six months ended June 30, 2011, an increase of 18 basis points compared to the six month period ended June 30, 2010

“Our team continued to generate solid results for 2011, with second quarter performance highlighted by significant earnings growth, effective noninterest expense management and solid asset quality metrics,” said Daniel P. Reininga, President and Chief Executive Officer. “Despite an economic environment that continues to present many challenges, we realized our sixth consecutive quarter of increased earnings on a year-over-year basis, growing our bottom line by more than 50% over second quarter 2010.”

Second quarter 2011 net interest income was $3.8 million, an increase of 11.5%, or $393,000, compared with second quarter 2010. Interest income grew by 4.3% in the second quarter 2011, to $5.2 million, reflective of an $11.4 million increase in average loan balances and a $29.8 million increase in average investment securities compared to the prior year quarter. Interest expense for the second quarter 2011 decreased by $176,000, or 11.1%, compared to second quarter 2010, as a result of a 19 basis point decline in the average rate paid on deposits, despite a $35.3 million increase in average deposit balances. Net interest income for the six months ended June 30, 2011 was $7.4 million, an increase of $625,000 or 9.2% compared to the prior year period. Interest income grew by 4.1% in the six months ended June 30, 2011, to $10.4 million, reflective of an $8.7 million increase in average loan balances and a $32.9 million increase in average balances of investment securities compared to the six months ended June 30, 2010. Interest expense for the six months ended June 30, 2011 decreased by $220,000, or 7.0%, compared to the same period in 2010, as a result of an 18 basis point decline in the average rate paid on deposits, despite a $45.0 million increase in average deposit balances.

Net interest margin for second quarter 2011 was 3.37%, up 10 basis points compared to 3.27% for the second quarter 2010, and up 13 basis points compared to the linked first quarter of 2011. The increase in net interest margin was primarily due to the Bank’s continued discipline in deposit pricing and a low interest rate environment which resulted in a 30 basis point reduction in the total cost of funds compared with the prior year quarter.  Net interest margin for the six months ended June 30, 2011 was 3.31%, 3 basis points lower than the prior year period due to lower market rates on a larger portfolio of loans and investment securities.  The decrease in net interest margin for the six months ended June 30, 2011 was primarily due to a decrease in the yield on average interest earning assets which decreased 27 basis points when compared to the six months ended June 30, 2010. This decrease was partially offset by a 29 basis point reduction in the total cost of funds over the same prior year period.

Non-interest income for second quarter 2011 decreased $36,000 or 6.2% compared with the prior year quarter. Second quarter 2011 non-interest income included a $31,000 gain on the sale of $4.7 million in municipal bonds from the Bank’s investment portfolio, while the prior year quarter saw no gains or losses on investment securities. This quarter’s gain was offset by a $65,000 year-over-year decline in bank service charges and fees primarily related to implementation of new federal regulations which require banks to obtain customer authorization to “opt in” to incur overdraft charges. These regulations were implemented during the third quarter of 2010, so we would expect the year-over-year impact to lessen in coming quarters. On a year-to-date basis fee income remained at $1.1 million as compared to 2010, with 2011 gains on sale of securities offset by the 2011 impact of federal regulation on consumer overdraft charges.

Second quarter 2011 non-interest expense of $2.8 million decreased $109,000 or 3.7% compared to second quarter 2010. Lower non-interest expense was due primarily to the decline in salary and benefits expense, including a reversal of certain stock compensation expenses, as a result of employee retirements.  The $125,000 decline in personnel expense was complemented by a $31,000 decline in other expense, driven in part by the prior year’s recognition of $13,000 in losses on the sale of other owned real estate.  This decrease in non-interest expense was partially offset by a $24,000 increase in professional services costs, along with higher advertising expenses and increased depreciation expense related to the Bank’s renovated headquarters building.

Non-interest expense of $5.8 million for the first half of 2011 was lower by $28,000, and was essentially flat as compared to the same period in 2010. $152,000 in decreased salary and benefit expenses was substantially offset by approximately $85,000 in increased facilities depreciation expense and $46,000 in higher professional services costs.

The provision for loan losses for the second quarter 2011 of $265,000 grew $65,000 compared to the prior year quarter and increased $245,000 compared to first quarter 2011.

The provision for loan losses for the six months ended June 30, 2011 increased $35,000 to $285,000 from $250,000 for the six months ended June 30, 2010. The provision for the current quarter and the first half of 2011 reflected organic growth in the commercial loan portfolio as well as an adjustment in the calculation for environmental factors. Nonperforming loans as a percentage of total loans were 0.92% as of June 30, 2011, a decrease of 6 basis points in comparison to June 30, 2010, and up 3 basis points compared to December 31, 2010. The Bank’s ratio of nonperforming loans to total loans remains significantly below industry averages, reflecting its overall stability and favorable asset quality.

Total assets grew $4.4 million to $483.4 million as of June 30, 2011, an annualized rate of 1.8% from December 31, 2010.  Growth reflected an $8.7 million increase in net loans receivable and a $4.2 million increase in investment securities.  This growth was partially offset by reduced balances in cash and cash equivalents.

Dividend Declared

The Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on September 22, 2011, to shareholders of record as of August 29, 2011. Lake Shore, MHC, which holds 3,636,875 shares, or 61.2%, of the Company’s total outstanding stock, intends to waive receipt of the dividend on its shares, subject to the approval of the Board of Governors of the Federal Reserve System.

Profile

Lake Shore Bancorp, a federally-chartered mid-tier stock holding company, is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating ten full-service branch locations in Western New York offering a broad array of retail and commercial lending and deposit services. Lake Shore Bancorp common stock is traded on the NASDAQ Global Market as LSBK. Additional information about the company is available at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	June 30, 2011	December 31, 2010
	(Unaudited)
	(Dollars In Thousands)

Total assets	$483,443	$479,047
Cash and cash equivalents	27,140	33,514
Securities available for sale	158,147	153,924
Loans receivable, net	271,688	263,031
Deposits	378,890	375,785
Short-term borrowings	5,950	5,000
Long-term debt	30,580	34,160
Stockholders’ Equity	59,117	55,210

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
	(Dollars in thousands, except per share amounts)		(Dollars in thousands, except per share amounts)

Interest Income	$5,221	$5,004	$10,351	$9,946
Interest Expense	1,413	1,589	2,916	3,136
Net Interest Income	3,808	3,415	7,435	6,810
Provision for Loan Loss	265	200	285	250
Net Interest Income after Provision for Loan Loss	3,543	3,215	7,150	6,560
Total non-interest income	545	581	1,125	1,127
Total non-interest expense	2,833	2,942	5,835	5,863
Income before income taxes	1,255	854	2,440	1,824
Income taxes	268	205	503	454
Net Income	$987	$649	$1,937	$1,370
Basic and Diluted Earnings per Share*	$0.17	$0.11	$0.34	$0.24
Dividends declared per share	$0.07	$0.06	$0.14	$0.12

* The Company had no dilutive securities during the periods ended June 30, 2011 and 2010.

Lake Shore Bancorp, Inc.
Selected Financial Information

SELECTED FINANCIAL RATIOS:

	Three Months Ended
	June 30,
	2011	2010
	(Unaudited)

Return on average assets	0.82%	0.58%
Return on average equity	6.74%	4.60%
Average interest-earning assets to average interest-bearing liabilities	115.97%	115.14%
Interest rate spread	3.17%	3.04%
Net interest margin	3.37%	3.27%

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)

Return on average assets	0.81%	0.63%
Return on average equity	6.75%	4.87%
Average interest-earning assets to average interest-bearing liabilities	115.0%	115.33%
Interest rate spread	3.12%	3.10%
Net interest margin	3.31%	3.34%

	June 30,	December 31,
	2011	2010
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.92%	0.89%
Non-performing assets as a percent of total assets	0.58%	0.55%
Allowance for loan losses as a percent of total net loans	0.44%	0.36%
Allowance for loan losses as a percent of non-performing loans	47.99%	40.71%